                                                                    Exhibit 3.1


                           CERTIFICATE OF AMENDMENT
                                       OF
                         CERTIFICATE OF INCORPORATION
                                       OF
                                TETRA TECH, INC.


Li-San Hwang and Richard A. Lemmon hereby certify that:

A. They are the President and the Secretary, respectively, of Tetra Tech, Inc., a Delaware corporation (the "Corporation").

B. The Certificate of Incorporation of the Corporation is amended so that the first paragraph of Article IV is amended and superseded in full by the following paragraph:


                                  "ARTICLE IV


          The total number of shares of stock that the corporation shall have authority to issue is thirty-two million (32,000,000), consisting of thirty million (30,000,000) shares of common stock, par value $.01, and two million (2,000,000) shares of preferred stock, par value of $.01. The designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:"

C. The foregoing Amendment to Certificate of Incorporation of the Corporation was duly adopted by a majority of the duly elected directors of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law and in accordance with their direction was submitted to the stockholders of the Corporation.

D. Thereafter, pursuant to the resolution of the directors of the Corporation, the vote of the stockholders of the Corporation was solicited wherein a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon approved the foregoing Amendment to the Certificate of Incorporation.

     IN WITNESS WHEREOF, Li-San Hwang and Richard A. Lemmon being the President and Secretary, respectively, of the Corporation, do hereby certify under penalty of perjury under the laws of the State of Delaware that the facts hereinabove stated are truly set forth, and accordingly each of us has hereunto set our hands this 28th day of October, 1997.

/s/ Li-San Hwang                       /s/ Richard A. Lemmon
------------------------------         -------------------------------
Li-San Hwang, President                Richard A. Lemmon, Secretary



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                                                                         PAGE 1

                               STATE OF DELAWARE

                       OFFICE OF THE SECRETARY OF STATE

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TETRA TECH, INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF OCTOBER, A.D. 1997, AT 12:30 O'CLOCK P.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.



                           [SEAL]      /s/ Edward J. Freel
                                       ---------------------------------------
                                       EDWARD J. FREEL, SECRETARY OF STATE

2151089 8100                           AUTHENTICATION:  8730335

971366442                                        DATE:  10-30-97